Exhibit 10.28

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of May 10, 2022 (the “Effective Date”) by and between Indus LF LLC, a California limited liability company with its principal place of business located at [omitted] (“Licensor”), and Medicine Man Technologies, Inc. d/b/a Schwazze, a Nevada corporation with its principal place of business located at 4880 Havana St. Suite 201, Denver, CO, 80239 (“Licensee”). Licensor and Licensee are each a “Party” and together the “Parties”.

Recitals

A.Licensor is engaged in the business of developing, marketing, selling and distributing certain cannabis products identified on Schedule 1 hereto (the “Products”);

B.Licensor is the owner of trademarks, trade names, additional intellectual property and associated goodwill, including the names “Lowell Herb Co.” and “Lowell Smokes” and associated logos, that distinguish the Products, and the distinctive trade dress, other design devices and packaging elements associated with the Products (collectively, including any additional trade names, trademarks, logos, designs and other intellectual property that the Licensor may adopt from time to time to distinguish the Products, and the intellectual property specified in Section 1 below;

C.Licensee is a licensed manufacturer and distributor of cannabis products in the State of Colorado and the State of New Mexico (the “Territories”).

D.Licensee desires to obtain the right to prepare, package, distribute, market and sell the Products in and throughout the Territories, and use the Company IP in connection with such activities, and the Licensor desires to grant such rights to Licensee, all according to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby agree as follows:

1.Grant of License. Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, a limited exclusive (as provided in Section 7(a)(iv) below), nontransferable (except in accordance with the provisions of Section 13(e) below) right (the “License”) to prepare and package the Products (as further defined below, collectively, referred to herein as the “Licensed Products”) using packaging supplied by Licensor under this Agreement, and distribute and sell the same using the Company IP in the Territories during the Term and the post termination sell-off period provided in Section 6(f) below. The term “Company IP” shall include Licensor’s: (a) standard operating procedures, manufacturing and other methodologies and processes, formulations, production technology, packaging methodologies, information and skills recipes as set forth on Exhibit A (which may be amended by Licensor from time to time), and (b) brands, brand indicators, logos, trademarks, packaging, trade dress and service marks, whether registered or unregistered (collectively, “Marks”), in each case used in connection with the Licensed Products. Licensee agrees that any and all common law trademark rights obtained by Licensee within the Territories through use of the Marks shall immediately inure to the benefit of Licensor and that Licensee shall have no claim to any common law or state trademark rights in respect of Licensor’s Marks within (or outside) the Territories. Upon Licensee’s first use of Marks in commerce in the Territories, the benefit of which shall inure to Licensor, Licensor may file a State of Colorado and/or State of New Mexico trademark registration applications for each of the Marks. Licensee agrees not to assert any superior trademark rights against Licensor’s registration and/or use of the Marks as provided in this Agreement.

2.Product Packaging.

a.Packaging. Subject to Section 2(g), Licensee shall purchase all Product packaging materials (the “Packaging”), necessary to manufacture and sell the Product from Licensor unless otherwise agreed to in advance by Licensor in writing. Exhibit A contains: (i) a description of the Packaging to be sold hereunder; (ii) the estimated purchase price for the Packaging (the “Estimated Packaging Price”); (iii) the specifications for the Packaging (the “Packaging Specifications”); and (iv) the specifications required for compliance with Applicable Law provided by Licensee, as amended (the “Regulatory Specifications”). The Parties shall mutually agree upon the form and content of the packaging used for the Licensed Products, and Licensee will be responsible for identification of packaging elements including required labeling necessary to ensure compliance with Applicable Law. The Parties shall, from time to time, amend Exhibit A to reflect any agreed revisions to any of the terms described in the foregoing clauses (i)-(iv); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized representatives of both Parties. Licensee covenants to only use Packaging supplied or expressly approved in writing by Licensor in producing the Licensed Products. Licensee agrees not to resell any such Packaging to third parties without prior written consent of Licensor, subject to the sell-off provisions in Section 6(f).

b.Ordering Procedure. Licensor and Licensee shall cooperate in good faith and using commercially reasonable efforts to arrange for Licensee to purchase Packaging through Licensor hereunder. Licensee shall issue to Licensor purchase orders in written form via facsimile, e-mail or US mail containing Licensee’s estimated Packaging requirements at least ninety (90) days in advance of the requested delivery date (the “Requested Delivery Date”) (each order, a “Purchase Order”). By issuing a Purchase Order to Licensor, Licensee makes an offer to purchase the Packaging pursuant to the terms and conditions of this Agreement and on no other terms. Subject to Section 2(g), Licensee shall be obligated to purchase from Licensor the quantities of Packaging specified in each applicable Purchase Order (the “Order Quantity”). Licensor accepts a Purchase Order by confirming the order in writing (each such order, an “Accepted Purchase Order”) to rob.piziali@schwazze.com in accordance with Section 13(a) (the “Acceptance Notice”).

c.Initial Payment. Licensee agrees pay to Licensor the Initial Payment for the Accepted Purchase Order within fifteen (15) days of receipt of the Acceptance Notice. The Initial Payment shall be made in accordance with Section 5(c). For purposes of this Agreement, the “Initial Payment” means the product of the units of Packaging to be purchased under the Accepted Purchase Order and the Estimated Packaging Price for such Packaging, divided by two.

d.Licensor Obligations. Licensor shall use commercially reasonable efforts to cause each accepted Purchase Order to be fulfilled by the Requested Delivery Date and at the Estimated Packaging Price. In the event that Licensor does not reasonably believe it can fulfill the Purchase Order on or before the Requested Delivery Date, Licensor shall provide Licensee with prompt written notice thereof. The calendar date on which the Packaging is actually delivered to Licensee’s Facility for each Accepted Purchase Order in accordance with this Section 3 is referred to herein as the “Delivery Date” and each such delivered Purchaser Order is referred to as a “Delivered Order.” On each applicable Delivery Date, Licensor shall submit itemized invoices to Licensee (each, a “Delivery Invoice”) to rob.piziali@schwazze.com in accordance with Section 13(a) identifying (i) the actual cost of the Packaging delivered under the Accepted Purchase Order (the “Actual Packaging Price”) and (ii) the freight and delivery charges (the “Delivery Fee”).

e.Remaining Payment. Licensee agrees pay to Licensor the Remaining Payment for each Delivered Order within thirty (30) days after receipt of the applicable Delivery Invoice. For purposes of this Agreement, the “Remaining Payment” for each Accepted Purchase Order shall be comprised of the Actual Packaging Price, plus the Delivery Fee, plus five percent (5%) of the Actual Packaging Price (the “Licensor’s Fee”), less the Initial Payment. The Remaining Payment shall be made in accordance with Section 5(d).

f.Licensee Obligations. Subject to Section 2(g), Licensee covenants and agrees to buy packaging for the Licensed Products solely from Licensor and Licensee will use the Packaging purchased from Licensor exclusively for the Licensed Products produced hereunder and will not sell or resell such Packaging except as otherwise permitted hereunder without the prior written consent of Licensor.

g.Inability to Fulfill. In the event that Licensor is unable to satisfy the Order Quantity in the applicable Accepted Purchase Order (each event, a “Nonfulfillment Event”), Licensor shall provide Licensee with reasonable notice thereof (“Nonfulfillment Notice”). If a Nonfulfillment Event occurs, Licensor and Licensee shall communicate promptly and use good faith and commercially reasonable efforts for a period not to exceed thirty (30) days after receipt of the Nonfulfillment Notice to arrange alternative means for Licensee to obtain access to alternate packaging on as economical terms as shall reasonably be available in the circumstances (such arrangement, an “Alternate Arrangement”), subject to Licensee’s sole and absolute discretion. Licensor shall cooperate with Licensee and use commercially reasonable efforts to pursue such recourse as may be available from any Packaging vendors in connection with any Nonfulfillment Event, for the benefit of Licensee. In the event Licensee approves of any such Alternate Arrangement, Licensor shall deliver the packaging under the Alternate Arrangement to Licensor as promptly as possible in accordance with the terms of this Agreement and Licensee shall be entitled to credit the Initial Payment towards any amounts owed to Licensor upon delivery thereof. Upon completion of the Alternate Arrangement (including delivery of the packaging purchased thereunder), Licensor shall submit an itemized invoice to Licensee (each, an “Alternate Arrangement Invoice”) to rob.piziali@schwazze.com in accordance with Section 13(a) identifying (i) the actual cost of the packaging delivered thereunder, (ii) the Licensor’s Fee, if applicable thereto, and (iii) the Delivery Fee (the “Alternate

Arrangement Fee”). Licensee shall pay Licensor the Alternate Arrangement Fee, less the Initial Payment (the “Alternate Arrangement Balance”), in accordance with Section 5(e). For the avoidance of doubt, the parties acknowledge and agree that a Nonfulfillment Event and any related failure to meet a contractual obligation by Licensee as a result of a Nonfulfillment Event shall not be considered a breach of this Agreement.

h.Acceptance and Inspection. Unless otherwise expressly agreed by the Parties in writing, Licensor shall deliver the Packaging EXW (Incoterms 2010) at 4715 N. Colorado Blvd., Denver, CO 80216 (“Licensee’s Facility”). Any time quoted for delivery is an estimate only; provided, however, that Licensor shall use commercially reasonable efforts to deliver the Packaging on or before the Requested Delivery Date. Licensee shall inspect the Packaging within ten (10) days of receipt of such Packaging (“Inspection Period”) and either accept or, only if any such Packaging fails to conform to the approved artwork and specifications listed in the applicable Purchase Order including, but not limited to, failure to comply with the Packaging Specifications or Regulatory Specifications (“Nonconforming Packaging”), reject such Packaging. Licensee shall be deemed to have accepted such Packaging unless it provides Licensor with written Notice of any Nonconforming Packaging prior to the expiration of the Inspection Period, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by Licensor. If Licensee timely notifies Licensor of any Nonconforming Packaging, Licensor shall use commercially reasonable efforts to accept for return and credit any Nonconforming Packaging per terms with the applicable packaging vendors. Licensee shall use only those items which Licensee has determined comply with both the Regulatory Specifications and the Packaging Specifications. For the avoidance of doubt, in the event of a conflict between the Regulatory Specifications and the Packaging Specifications, the Regulatory Specifications shall control.

3.Sales Matters.

a.Licensee shall (i) sell the Products throughout the Territories by developing sales and marketing programs, sales targets and projections for the Products in the Territories, (ii) install, operate and maintain within the Territories manufacturing facilities and equipment, and distribution, delivery and transportation assets necessary for Licensee, in its discretion, to comply with its obligations under this Agreement, (iii) deliver to Licensor each six (6) months (or more frequently if agreed to by the Parties) a program or plan, in writing, in accordance with Licensee’s obligations under this Agreement, showing in reasonable detail the activities of Licensee contemplated for the ensuing six (6) month period, (iv) report to Licensor accurate and current information on production, distribution and sales of the Licensed Products at such intervals, in such detail and in such form as may reasonably be requested by Licensor, but in any event not more than once a fiscal quarter, (v) maintain accurate books, accounts and records relating to the marketing and sale of the Products, and (vii) not sell and/or distribute the Licensed Products outside the Territories or to anyone who Licensee knows or should reasonably know intends to resell the Licensed Products outside the Territories, without the prior written consent of Licensor. Licensor shall provide support and assistance as reasonably requested by Licensee in connection with the foregoing activities, all subject to applicable legal restrictions. Licensor and

Licensee shall also create a joint and mutually agreeable press release and marketing campaign. Neither Party shall issue or distribute any press releases or make any announcements relating to the other Party or this Agreement without the prior written consent of the other Party unless required by Applicable Law.

b.Licensor may, in its discretion, agree from time to time and subject to such terms and conditions as it shall determine contribute financially to Licensee’s marketing programs. Licensor may also undertake, at its own expense and independently from Licensee, any additional advertising or sales promotion activities in the Territories it deems useful or appropriate with prior written notice to and in coordination with Licensee; provided, however, that such Licensor activities shall be in accordance with Applicable Law. Notwithstanding anything in this Agreement to the contrary, Licensor shall seek prior written approval from Licensee on all marketing and advertising and related activity undertaken in the Territories in order to comply with all Colorado and New Mexico rules and regulations.

c.Licensor shall provide to, or cause to be provided to, Licensee, at 100% of Licensor’s expense and in amounts to be determined reasonably by Licensor, all marketing and advertising materials and services, generally provided by Licensor to retail locations in which the Products are sold as reasonably requested by Licensee, including but not limited to non-semipermanent retail items such as coasters, posters, and stickers and other low-cost in-store giveaway merchandise. Cost of branded semi-permanent items furnished by Licensor, such as display stands, will be shared 50/50 between Licensor and Licensee as mutually agreed by the Parties.

d.Licensee shall submit proposals for all advertising, marketing and promotional projects relating to the Company IP or the Licensed Products to Licensor for its prior approval, and shall use, publish, maintain or distribute only such advertising, marketing or promotional materials relating to the Company IP or the Licensed Products as Licensor shall approve and authorize. Licensor will, within five (5) business days of receipt of a proposal, either approve or reject such proposal. If Licensor rejects the proposal, Licensor will detail with reasonably particularity the reasons for the rejection, and provide a plan of correction that, if followed by Licensee, will result in approval. After approval of the same, Licensee will not materially deviate therefrom without the prior written approval of Licensor. All approval rights shall be exercised reasonably and in good faith, and Licensor may revoke or rescind any prior approval at any time on notice to Licensee and any approval for advertising, marketing or promotions shall not constitute a standing approval unless specified by Licensor in writing. All advertising, marketing, packaging and similar materials (including websites and online materials) used or distributed by Licensee in connection with the Company IP and the Licensed Products must display the applicable copyright, trademark, patent, and other legal and proprietary notices, legends, and symbols as Licensor may indicate to Licensee from time-to-time.

e.The Parties will confer regarding the wholesale and suggested retail prices for the Licensed Products from time to time; provided, however, that Licensee shall have no obligation to abide by Licensor’s suggested wholesale and retail suggestions.

f.Notwithstanding anything in this Agreement to the contrary, Licensee’s reporting requirements in this Agreement shall apply to wholesale sales by Licensee only and shall include the following information: by account, SKU, volume, time period, frequency of order and any other metrics mutually agreed by the parties from time to time. In addition, Licensee shall report and substantiate to the reasonable satisfaction of Licensor Licensee’s third-party advertising and marketing expenditures for the Products for each calendar quarter during the Term of this Agreement, not later than thirty (30) days following the end of each such calendar quarter.

4.Production.

a.Product Manufacturing. The Licensee shall manufacture, fill, package and warehouse the Licensed Products in conformity with the Packaging Specifications and Regulatory Specifications (collectively, the “Specifications”) set forth on Exhibit A, all Applicable Laws, and the terms of this Agreement. Licensee shall maintain all information and records relating to the production of the Licensed Products as shall be required by Applicable Law.

b.Facilities. The Licensee shall manufacture the Licensed Products only at Licensee’s Facility in accordance with Applicable Law and shall not utilize third parties to manufacture the Licensed Products except as expressly agreed in writing by Licensor.

c.Inspection. Licensor has the right to inspect the manufacturing and storage sites and premises of the Licensee subject to all Applicable Law. This right of inspection can be exercised subject to a written notice to the Licensee, at least two (2) business days prior to the inspection.

d.Supplies. The Licensee will purchase at its own cost and expense (including through the purchase of Packaging from Licensor) and supply all the raw materials necessary to manufacture the Licensed Products in accordance with the terms of this Agreement and in such amounts as Licensee believes reasonably necessary to fill the purchase orders placed by customers and to satisfy the obligations of Licensee under this Agreement, as determined in Licensee’s reasonable discretion

5.Royalties and Payment Terms.

a.Royalties. In consideration for the License, Licensee shall pay to Licensor a royalty (the “License Fee”) equal twelve percent (12%) of Net Wholesale Sales to both retailers owned by Licensee and its affiliates and to non-affiliated retailers. Licensee shall use commercially reasonable efforts to spend at least 1.5% of the Net Wholesale Sales calculated for the preceding calendar quarter on third-party advertising and marketing expenses for the Products during the following calendar quarter. The term “Net Wholesale Sales” means the gross amount of wholesale sales by Licensee from the sale or other commercial disposition of any Licensed Products (including any transfers to affiliated entities, which shall be priced on arms-length terms and for any retail sales directly by Licensee, the License Fee shall be computed based on the arms-length wholesale price of the applicable Licensed Products), less the following deductions actually incurred, allowed, paid, accrued, or otherwise allocated to the sale of the relevant unit of such Licensed Product (if not previously deducted in calculating the amount invoiced): (a) normal and customary trade, quantity, and cash discounts; (b) credits or chargebacks for rejections or returns of any Licensed Product; (c) freight, insurance, and other transportation charges for shipping of Licensed Products to the extent separately stated in the applicable invoice; (d) sales and other taxes separately stated on the applicable invoice; and (e) any promotional discounts.

b.Royalty Payments. No later than the fifteenth (15th) day of each calendar month, Licensee shall provide a calculation of the License Fee earned by Licensor for the previous calendar month by product and channel, including individual wholesale account, together with such other information as may reasonably be requested by Licensor. No later than the last day of each calendar month, Licensee shall pay to Licensor the License Fee earned by Licensor for the previous calendar month.

c.Initial Payment. Licensee shall pay Licensor the Initial Payment for each Accepted Purchase Order, by check, ACH, or wire transfer in the name of Licensor within fifteen (15) days of receipt of the applicable Acceptance Notice.

d.Remaining Payment. Licensee shall pay Licensor the Remaining Payment for each Delivered Order, by check, ACH, or wire transfer in the name of Licensor within thirty (30) days of receipt of the applicable Delivery Invoice.

e.Payment of Alternate Arrangement Balance. Licensee shall pay Licensor the Alternate Arrangement Balance, by check, ACH, or wire transfer in the name of Licensor within thirty (30) days of receipt of the applicable Alternate Arrangement Invoice.

f.Payment of Reimbursement Expenses. Licensee shall pay Licensor any Reimbursement Expenses incurred under Section 7(a)(viii) by check, ACH, or wire transfer in the name of Licensor within thirty (30) days of receipt of the applicable Reimbursement Invoice.

g.Late Payments. In the event Licensee fails to pay any amounts due under this Agreement within five (5) business days of the due date thereof, Licensee shall be obligated to pay to Licensor late fees on such undisputed amount, computed at the rate of 18% per annum on the unpaid amount, compounded at the end of each calendar month, until paid in full.

h.Inspection and Audit. Licensor or its designee shall have the right, at reasonable times and upon reasonable advance notice to have an independent auditor mutually agreed on by the parties (the “Auditor”) to conduct an inspection and audit of the records of Licensee relating to the sales of Licensed Products from time to time, during regular business hours and upon reasonable notice, to assure compliance with the provisions of this Agreement, not more frequently than annually (or every six (6) months if within one year of an audit revealing a material underpayment). If any audit reveals an underpayment, Licensee will promptly pay the underreported amounts within ten (10) days of the date the Auditor has delivered its report of the audit. If the underpayment is greater than five (5%) percent of the total License Fees being audited, then Licensee will also reimburse Licensor for the reasonable costs of the Audit within ten (10) days of the date the Auditor has delivered its final report of the audit.

6.Term and Termination.

a.Term. The initial term of this Agreement shall be two (2) years, commencing on the Effective Date (“Initial Term”). Thereafter, Licensee shall have the right to extend the term of this Agreement for an additional period of one (1) year and, with the written consent of both Licensee and Licensor, one or more additional consecutive one (1) year periods (each, an “Extended Term”). The Initial Term and any and all Extended Terms(s), subject to the early termination provisions set forth in Section 6 below, shall be referred to collectively as the “Term”.

b.Termination for Cause.

i.Each Party shall have the right to terminate this Agreement by providing written notice to the other Party upon a Party’s breach of any obligations under this Agreement (other than committing a Payment Default, as defined below), and either the breach cannot be cured or, if the breach can be cured, it is not cured within thirty (30) days of receipt of written notice of such breach.

ii.Subject to Section 2(g), Licensor may terminate this Agreement by providing written notice to Licensee in the event that (x) Licensor timely delivers the requested Packaging to Licensee and Licensee fails to commence selling Licensed Products in the State of Colorado on or prior to December 31, 2022 or fails to commence selling Licensed Products in the State of New Mexico on or prior to March 31, 2023, (y) in the event sale of the products in the Territories for any calendar month commencing May 1, 2023 are less than $100,000, or (z) Licensee commits a Payment Default (as defined below). For purposes of this Agreement, a “Payment Default” means any failure by Licensee to pay any amounts due hereunder within thirty (30) days from the date of Licensee’s receipt of notice from Licensor of such payment failure. For the avoidance of doubt, upon the occurrence of a Nonfulfillment Event and until such event shall have been cured or the Parties shall have made an Alternative Arrangement regarding the applicable Packaging, Licensor shall not be entitled to the termination rights set forth in this Section 6(b)(ii)(x) and Section 6(b)(ii)(y).

c.Termination for Legal Reasons. This Agreement shall immediately terminate if: (i) a state regulator, or any other local, city or state governmental or regulatory body with authority, determines the Agreement is contrary to Applicable Law; or (ii) either Party files for insolvency under bankruptcy laws, makes a general assignment for the benefit of its creditors, or ceases to do business for thirty (30) consecutive calendar days.

d.Termination upon Change of Control or Permitted Interstate Shipments. Either Licensee or Licensor may terminate this Agreement without cause upon ninety (90) days’ prior written notice (i) if a Change of Control of either of the Parties shall have occurred as of the date of termination, or (ii) upon the effective of a change of U.S. federal law that permits the interstate shipment of the Products between state-licensed entities. As used herein, “Change of Control” shall mean a transaction or a series of related transactions involving (i) a sale, transfer or other disposition of all or substantially all of the assets of a Party, (ii) the consummation of a merger or consolidation of a Party or its parent entity or (iii) a sale or exchange of capital stock or equity interests of a Party or its parent entity, in any case as a result of which the equity holders of such Party or its parent entity immediately prior to such transaction or series of related transactions own, in the aggregate, less than a majority of the outstanding voting power of the capital stock or equity interests of the surviving, resulting or transferee entity. For clarity, a “Change of Control” shall not include an internal corporate reorganization or other internal transaction within the affiliated control group that owns a Party that does not result in a change in the direct or indirect equity holders of such Party.

e.Effects of Expiration or Termination. Following the termination of this Agreement:

i.Subject to the sell-off rights set forth in Section 6(f), Licensee shall not prepare, package, distribute or sell the Licensed Products or make any use of the Company IP, Licensor-supplied packaging materials or advertising, marketing or promotional materials used or intended for use by Licensee solely in connection with the preparation, packaging, distribution and sale of the Licensed Products;

ii.Within ninety (90) days of the date of receipt of a termination notice from Licensor, (A) Licensee shall eliminate all references to Licensor, the Products and the Company IP from Licensee’s premises and personal property of Licensee and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by Licensee, and Licensee shall not continue to represent in any manner whatsoever that Licensee has any connection with Licensor, the Products or the Company IP; and (B) Licensor shall eliminate any references to Licensee from Licensor’s premises and personal property of Licensor and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by Licensor, and Licensor shall not represent in any manner whatsoever that Licensor has any connection with Licensee;

iii.subject to the sell-off rights set forth in Section 6(f) and in the event of the termination of this Agreement other than due to a breach or default by Licensor, upon Licensor’s reasonable request, Licensee shall deliver to the Company or a third party, in accordance with Licensor’s reasonable instructions, all of the Packaging bearing any of the Company IP still in Licensee’s possession or under its control, and Licensor shall, upon delivery thereof pursuant to such instructions, pay to Licensee a sum equal to the Packaging Price, provided that Licensor will accept and pay for only such Packaging to the extent (i) the quantities of such Packaging were purchased by Licensee in commercially reasonable amounts, as determined in Licensor’s reasonable discretion and (ii) such Packaging is in first-class and useable condition, as determined by Licensor in its reasonable discretion, and do not bear the name (or other identifying marks) of Licensee or state-specific labels or other modifications as a consequence of which the Packaging cannot be re-labelled in a reasonable and commercially viable manner (the “Modified Packaging”) (such Packaging, as described in the foregoing clause (i) and (ii), “Materials Subject to Repurchase”). All such Packaging that are not Materials Subject to Repurchase (e.g., Modified Packaging) shall be destroyed, at Licensor’s election, by Licensee without cost to Licensor;

iv.subject to the sell-off rights set forth in Section 6(f), in the event of the termination of this Agreement due to a breach or default by Licensor, upon Licensee’s reasonable request, Licensor shall purchase any Modified Packaging in Licensee’s possession that cannot be sold in accordance with Section 6(f), in which event, Licensee shall submit an invoice to Licensor identifying the quantity of Modified Packaging and the cost thereof;

v.all rights and obligations hereunder, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, shall expire, cease and end, excepting all provisions that the Parties would reasonably intend to survive termination, including indemnification and other covenants in respect of the period prior to such termination, all of which shall continue in full force and effect, provided always that this provision shall not affect any rights Licensor may have against Licensee in respect of any claim for nonpayment of any debt or account owed by Licensee to Licensor, including without limitation License Fees in respect of Licensed Products sold prior to or after such termination; and

vi.the Licensee shall immediately pay all undisputed unpaid invoice amounts that are due and owing to Licensor hereunder; and the Receiving Party shall immediately return or destroy all Confidential Information to the Disclosing Party (as such terms are defined in Section 11 below).

f.Sell-Off. Notwithstanding the foregoing provisions of Section 6(e), in the event of the termination of this Agreement other than due to a breach or default by Licensee, Licensee shall be permitted a period not to exceed ninety (90) days following the date of receipt of a termination notice from Licensor (the “Termination Date”) to sell all Licensed Products on hand as of the Termination Date”, provided that Licensee shall continue to comply with the covenants hereunder with respect to all such sales and shall be liable for and account to Licensor for and pay to Licensor all License Fees applicable to such sales as provided herein notwithstanding the termination of this Agreement.

7.Representations, Warranties and Covenants.

a.Licensor’s Representations, Warranties and Covenants. Licensor represents, warrants, and covenants to Licensee that:

i.Licensor is a validly existing business entity in good standing in the jurisdiction in which it was formed. Licensor has all necessary power and authority to perform its obligations and receive its benefits set forth in this Agreement (including, without limitation, to grant the License and other rights granted to Licensee in this Agreement). All necessary actions and approvals by Licensor’s equity holders and board of directors or analogous governing body to authorize Licensor to enter into and perform this Agreement have been taken and given. This Agreement, when executed and delivered by Licensor, will constitute a valid and legally binding obligation of Licensor, enforceable against Licensor in accordance with its terms except as limited by (a) applicable bankruptcy or other similar laws and (b) equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate or require any consent under any agreement, contract, instrument, license, permit, other governmental authorization, judgment, order, writ or decree to which Licensor is a party or by which any of its assets are bound.

ii.Licensor at all times shall comply with, and perform its obligations under this Agreement in accordance with, Applicable Law.

iii.Licensor owns all right, title, and interest in and to the Licensed IP or has sufficient license rights in and to the Licensed IP to grant the License and other rights granted to Licensee in this Agreement.

iv.Licensor shall not grant any right to any person or entity that would conflict with or be inconsistent with any rights granted to the Licensee hereunder. In particular, Licensor shall (a) not itself promote, market, or sell any Licensed Products in the Territories and (b) not grant any third party any right or license to promote, market, or sell any Licensed Products in the Territories.

v.Licensor has not received any notice of (a) any claim that Licensor or any of the Licensed IP or Licensed Products violate, infringe, or misappropriate any patent, trademark, or other intellectual property or proprietary right of any third party or (b) any claim seeking to invalidate or otherwise challenge any of the Licensor’s rights in the Licensed IP or Licensed Products.

vi.As further detailed at Exhibit A, Licensor shall provide to Licensee a copy of Licensor’s standard operating procedures and other Licensed IP for all aspects of production, manufacture, and quality assurance for the Licensed Products, which may be modified or supplemented from time to time in the discretion of Licensor; provided, however that Licensor shall provide Licensee with prior written notice of any such modifications or revisions.

vii.Upon Licensee’s reasonable request, Licensor shall provide to Licensee such information related to the Licensed Products and their packaging, labeling, and advertising as is reasonably necessary to allow Licensee to produce, advertise, and/or sell the Licensed Products.

viii.Upon Licensee’s reasonable request, Licensor shall provide (a) one technician for up to ten (10) days of on-site training at Licensee’s Facility in in the assembly of the Licensed Products and usage of the Licensed IP, subject to all Applicable Laws and regulations for employees of Licensee and (b) reasonable ongoing support throughout the Term, including for product marketing, promotions and advertising. All Licensor personnel made available for training described in this Section 7(a)(viii) shall be at Licensor’s expense, except that Licensee shall be responsible for all of Licensee’s costs and expenses and Licensor’s pre-approved travel and related expenses, including local lodging and other out of pocket expenses of Licensor personnel providing on-site training or support services (the “Reimbursement Expenses”) provided that Licensor shall submit itemized invoices to jeremy.bullock@schwazze.com documenting any such expenses (each, a “Reimbursement Invoice”). Licensee agrees pay to Licensor the pre-approved Reimbursement Expenses within thirty (30) days after receipt of the applicable Reimbursement Invoice. For the avoidance of doubt, Licensee shall only reimburse Licensor for the Reimbursement Expenses set forth in the Reimbursement Invoice. The Reimbursement Expenses shall be made in accordance with Section 5(f).

b.Licensee’s Representations, Warranties and Covenants. Licensee represents, warrants, and covenants to Licensor that:

i.Licensee is a validly existing business entity in good standing in the jurisdiction in which Licensee was formed and is authorized to do business in the Territories. Licensee has all necessary power and authority to perform its obligations and receive its benefits set forth in this Agreement. All necessary actions and approvals by Licensee’s owners and applicable governing body to authorize Licensee to enter into and perform this Agreement have been taken and given. This Agreement, when executed and delivered by Licensee, will constitute a valid and legally binding obligation of Licensee, enforceable against Licensee in accordance with its terms except as limited by (a) applicable bankruptcy or other similar laws and (b) equitable principles. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate or require any consent under any agreement, contract, instrument, license, permit, other governmental authorization, judgment, order, writ, or decree to which Licensee is a party or by which any of its assets are bound.

ii.Licensee shall be solely responsible in carrying out all of its rights and obligations under this Agreement, for compliance with all statutes, regulations and laws issued by government, local or other competent authorities applicable in the Territories (“Applicable Law”), including without limitation labeling requirements and conformity of the packaging of the Licensed Products with Applicable Law, and shall inform Licensor of any provision of Applicable Law that would affect the Packaging to be supplied by Licensor or that would prevent or limit compliance by Licensor with its obligations under this Agreement.

iii.All Licensed Products not incorporating Nonconforming Packaging will be prepared, packaged, distributed, marketed, and/or sold by Licensee shall be of good and merchantable quality, free from defects, wholesome and fit for its intended purpose.

iv.Licensee shall obtain and maintain a policy of insurance with insurance carriers reasonably satisfactory to Licensor with respect to products liability and giving full and comprehensive coverage both as to amount and risks covered in respect of matters referred to in Section 9 below (including the indemnity contained therein) and shall on request produce evidence satisfactory to Licensor of the existence of such insurance. The insurance required by this Agreement is in addition to any insurance policy required to be maintained as a condition of Licensee’s state licensure. Licensor shall not be a named insured on the insurance policy required to be maintained as a condition of Licensee’s state licensure.

8.General Compliance with Law.

a.Compliance with Applicable Law. As described in Section 7 above, each of Licensor and Licensee at all times shall comply with and perform its obligations under this Agreement in accordance with Applicable Law.

b.Conflicts with Applicable Law. The Parties recognize that they are operating and entering into this Agreement in a highly-regulated, rapidly-evolving legal and business environment. As a result, the Parties may need to make adjustments to their business relationship. In the event of any inconsistency between the requirements of Applicable Law and the terms of this Agreement, the requirements of Applicable Law shall control. Without limiting the Parties’ rights under Section 6(c), in the event Licensor or Licensee believes that Applicable Law requires it to not comply with or to diverge from the requirements of this Agreement or that performance of its obligations under this Agreement would violate Applicable Law (each, a “Regulatory Issue”), the affected Party shall so notify the other Party promptly of such Regulatory Issue and the Parties shall use their good faith best efforts to resolve the Regulatory Issue promptly (and, if necessary, to amend the Agreement so the Parties’ performance hereof will comply with Applicable Law while effecting the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible). In the event that the Parties cannot resolve the Regulatory Issue by way of an amendment to the Agreement, the Agreement shall terminate immediately in accordance with Section 6(c).

c.Federal Law. Licensor and Licensee both acknowledge that the activities contemplated by this Agreement relating to cannabis products are currently illegal under United States federal law. Neither Party, and no one acting on either Party’s behalf, has made any representation to the contrary. The Parties hereby acknowledge and agree that, despite the fact that the cultivation, possession, and distribution of cannabis products remain illegal under federal law, it is legal within the Territories. Accordingly, the Parties waive any defense as to the enforcement of this Agreement based upon an “illegality of purpose” theory or other related defenses.

9.Indemnification; Limitation of Liability.

a.Licensor Indemnification. Licensor shall indemnify, defend, and hold harmless Licensee, and its managers, members, officers, employees, customers, affiliates, representatives, and agents, from and against any third-party claim, suit, loss, demand, damage, liability, cost, and expense (including, without limitation, all reasonable attorneys’ fees and court costs) of whatever kind or nature (collectively, “Claims”) in connection with or arising out of (a) Licensor’s breach of any warranty, representation, covenant, or obligation contained in this Agreement; (b) the fraud, intentional misconduct, or gross negligence of Licensor or its directors, officers, employees, or agents; and (c) the actual or alleged infringement by Licensor, the Licensed IP, or the Licensed Products of any patent, trademark, copyright, trade secret, or other intellectual or proprietary right.

b.Licensee Indemnification. Licensee shall indemnify, defend and hold harmless Licensor, and its directors, officers, employees, customers, affiliates, representatives, and agents from and against any Claims in connection with or arising out of (a) Licensee’s breach of any warranty, representation, covenants, or obligation contained in this Agreement and (b) the fraud, intentional misconduct, or gross negligence of Licensor or its directors, officers, employees or agents.

c.Process. The person or entity seeking indemnification pursuant to Section 9(a) or 9(b) above shall (a) promptly notify the indemnifying Party in writing of any threatened or pending Claim (provided that any delay in providing notice shall reduce the right to indemnification only to the extent the indemnifying Party is adversely affected by that delay) and (b) give the indemnifying Party reasonable information and assistance, as requested and at the indemnifying Party’s expense, in connection therewith. The indemnifying Party shall have the sole right to control the defense of any Claim and the sole right to settle or compromise any Claim (provided that the indemnifying Party may not agree to any settlement or compromise without the indemnified person’s or entity’s prior written consent if such settlement or compromise (x) does not contain a complete release of claims against the indemnified persons and entities, (y) contains any admissions of guilt or fault by or on behalf of the indemnified persons or entities, or (z) imposes any obligations on the indemnified persons or entities (such as, without limitation, any obligation to pay any money or any obligation to refrain from or engage in any particular conduct or business activity)).

10.Intellectual Property.

a.Licensee acknowledges and agrees that Licensor is the sole and exclusive owner of all Company IP and all improvements, modifications, enhancements or alterations thereto, irrespective of whether developed singularly by Licensee or anyone acting on behalf of or in concert or combination with Licensee. Licensee acknowledges and agrees that the only rights that Licensee has with respect to the Licensed IP are those expressly set forth in this Agreement. Licensee shall not contest, or at any time place at issue the validity or ownership of, any of Licensor’s rights in and to the Licensed IP. Licensee shall not at any time adopt or use, without Licensor’s prior written consent, any name or trademark that is confusingly similar to or likely to be confused with the Marks.

b.All specifications, designs, processes, techniques, concepts, discoveries, inventions, ideas, concepts, products, formulas, algorithms, machines, apparatuses, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including compilations and derivative works, whether or not patentable or copyrightable (collectively the “Inventions”) conceived, developed, reduced to practice, or otherwise made by Licensee, whether before or after the Effective Date, to the extent relating to the Company IP or the Products, shall, as between Licensor and Licensee, be the sole property of Licensor. All copyrights, patents, patent rights, trademarks, and reproduction rights to, and other proprietary rights in, such Inventions, whether or not patentable or copyrightable, shall, as between Licensor and Licensee, belong exclusively to Licensor.

c.All Inventions conceived, developed, reduced to practice, or otherwise made by Licensor, whether before or after the Effective Date, shall, as between Licensor and Licensee, be the sole property of Licensor. All copyrights, patents, patent rights, trademarks, and reproduction rights to, and other proprietary rights in, such Inventions, whether or not patentable or copyrightable, shall, as between Licensor and Licensee, belong exclusively to Licensor.

d.Licensor has the sole and exclusive right and responsibility to initiate and defend all proceedings and actions relating to the Company IP. Licensor may initiate or defend any such proceedings or actions in its own name or require Licensee, at Licensor’s expense, to institute or defend such proceedings or actions either in its own name or in the joint names of Licensee and Licensor. Licensor reserves the sole and exclusive right to institute any civil, administrative or criminal proceedings or actions, and generally to take or seek any available legal remedy it deems desirable, for the protection of its reputation and the Company IP and to defend any action affecting these matters. At the request of Licensor, Licensee will render assistance in any such action. Licensee shall not have any claim against Licensor as a result of such proceedings or action or for any failure to institute or defend such proceedings or action. Licensee shall promptly notify Licensor of any litigation or proceedings instituted or threatened affecting these matters. Licensee shall not institute any legal or administrative proceedings against any third party which may affect the interests of Licensor without the prior written consent of Licensor.

11.Confidentiality.

a.Confidentiality General. Each Party and its employees, agents, and representatives (collectively, the “Receiving Party”) may receive or have access to Confidential Information (as defined below) of the other Party (the “Disclosing Party”) as a result of their relationship and this Agreement. As used in this Agreement, “Confidential Information” means all information of the Disclosing Party, whether of a technical, business, or other nature (including, without limitation, trade secrets, know-how, and other information relating to the products, customers, business plans, promotional and marketing activities, finances, and other business affairs of the Disclosing Party), that has been identified as being proprietary and/or confidential or that, based on the nature of the information or the circumstances under which it was disclosed, a reasonable person would believe to be confidential or proprietary. Confidential Information also includes the existence of this Agreement.

b.Disclosure and Use. During the term of this Agreement and thereafter, the Receiving Party shall (a) not disclose any Confidential Information to any third party except as expressly permitted by this Agreement; (b) not use, or permit others to use, any Confidential Information for any purpose except as expressly permitted by this Agreement; and (c) promptly notify the Disclosing Party if the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information and, at the Disclosing Party’s request, take such action as may be reasonably necessary to terminate or remedy any unauthorized use or disclosure. The Receiving Party may (y) disclose Confidential Information to its directors, managers, officers, employees, and agents who have a reasonable need to know such information in connection with the Receiving Party’s performance of its obligations or receipt of its benefits under this Agreement and who are informed of the restrictive provisions in this Agreement relating to that Confidential Information and (z) disclose Confidential Information as required by law or regulations, as reasonably determined by the Receiving Party or its legal counsel, or on a confidential basis to the Receiving Party’s attorneys, accountants, and other professional advisors.

c.Exclusions. Confidential Information does not include, and the Receiving Party shall have no obligation hereunder with respect to, any information that (a) was known to the Receiving Party without restriction before receipt, directly or indirectly, from the Disclosing Party; (b) is lawfully obtained by the Receiving Party from a third party who is under no obligation of confidentiality; (c) is or becomes publicly available other than through the fault of the Receiving Party; or (d) is developed by the Receiving Party without use of the Confidential Information.

d.Ownership. As between the Disclosing Party and the Receiving Party, all Confidential Information shall remain the exclusive property of the Disclosing Party, and the Receiving Party shall have no rights, by license or otherwise, to use the Confidential Information except as expressly permitted herein. Except as expressly stated herein, no patent, copyright, trademark, or other proprietary right, express or implied, is created, licensed, granted, or otherwise conveyed by this Agreement with respect to Confidential Information.

e.Return or Destruction. Upon written demand by the Disclosing Party (except as provided herein to the contrary), the Receiving Party shall return or irrevocably destroy all Confidential Information in the Receiving Party’s custody, possession, or control (including, but not limited to, electronic copies); except that copies may be kept in the Receiving Party legal files for administration of this Agreement and shall remain subject to the confidentiality obligations set forth herein.

12.Product Recall.

a.The Parties will cooperate in good faith to respond to all customer inquiries and complaints relating to the Licensed Products and the record keeping and reporting relating thereto. Licensor will provide all reasonable assistance requested by Licensee in investigating customer complaints, incidents, or near incidents regarding the Products (each a “Customer Complaint”). In the event any regulatory authority seizes any Licensed Product, requests a recall of any Licensed Product (a “Regulatory Recall”), or otherwise notifies Licensor or Licensee of any violation or potential violation of any Applicable Law (each a “Regulatory Issue”), the first Party who received a notification from the applicable regulatory authority must promptly (i) notify the other Party and (ii) provide the other Party with a copy of any applicable Regulatory Recall letter or equivalent written notification. In the event of a Customer Complaint or Regulatory Issue, Licensee shall immediately cease distribution of the Licensed Products and the Parties will work together and cooperate in good faith to promptly remediate such Customer Complaint or Regulatory Issue, as applicable. Each Party shall be responsible for each such Party’s costs associated with such Customer Complaint or Regulatory Issue, provided that in the event the Customer Complaint or Regulatory Issue arises due to the actions or inaction of Licensee or matters within the responsibility of Licensee hereunder (including failure to comply with Applicable Law in the Territories), all direct out of pocket costs of Licensor for third party testing, travel for personnel and regulatory fines shall be borne by Licensee, and in the event the Customer Complaint or Regulatory Issue arises due to the actions or inaction of Licensor or matters within the responsibility of Licensor hereunder, all direct out of pocket costs of Licensee for third part testing, travel for personnel and regulatory fines shall be borne by Licensor. Moreover, the Parties will each provide information reasonably requested by the other Party to investigate the cause and extent of such Customer Complaint or Regulatory Issue, as applicable. Licensee agrees to consult with Licensor on all product liability claims, proceedings or actions brought against Licensor in connection with the Licensed Products and to take such action with respect to the defense of any such claim or lawsuit as Licensor may reasonably request in order to protect the interests of Licensor and the Company IP or the goodwill associated with therewith, which shall be at Licensee’s expense or, solely in the case of claims relating expressly to Company IP or Licensor packaging materials, at Licensor’s expense.

13.General.

a.Notice. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated (unless another method of notice is specifically permitted by the terms of this Agreement in specific circumstances): (a) by personal delivery when delivered personally; (b) by reputable overnight courier, fees prepaid, upon verification of receipt; (c) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses in the preamble of this Agreement or to such other address that the receiving Party may have provided for the purpose of notice in accordance with this Section 13(a).

b.Exclusion of Consequential Damages. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION WHETHER IN

CONTRACT, TORT, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

c.Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the court is authorized and requested to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

d.Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or electronic exchanges of documents bearing a scanned signature or other image of a signature, and a facsimile, scanned or other electronic image, or copy of a signature is valid as an original.

e.Assignment. Neither Party may assign or delegate this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that (a) each Party may assign and delegate this Agreement and its rights and obligations hereunder to a company that controls, is controlled by, or is under common control with, that Party and (b) each Party may assign and delegate this Agreement and its rights and obligations hereunder in connection with any merger, reorganization, consolidation, change in control, or sale of substantial portion of assets of the assigning Party, subject to the provisions of Section 6(d) hereof. The rights and obligations of the Parties will bind and inure to the benefit of their permitted successors and assigns.

f.Independent Contractor. The relationship of Licensor and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to constitute the Parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking. Neither Party shall have any authority to contract for, make decisions for, or bind the other Party in any manner whatsoever.

g.Waiver. The failure of either Party to exercise any right hereunder shall not be deemed to be a waiver of such right. The failure of either Party to require performance by the other Party of any provision of this Agreement shall not affect the right to require such full performance at any time thereafter; nor shall the waiver by either Party of a breach or any provision hereof be taken or held to be a waiver of the provision itself. Unless otherwise expressly stated: all rights and remedies of any Party are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. No waiver of any term or condition of this Agreement will be valid unless in writing and signed by the Party granting the waiver.

h.Force Majeure. Neither Party shall be liable to the other for any failure to perform its obligations if such failure is due to an event beyond such Party’s reasonable control, such as, but not limited to, fire, natural disasters, strikes, work stoppages, accidents, wars, acts of governmental authority, and acts or God, provided that payment of amounts due hereunder shall in no event be excused by reason of force majeure. Any Party affected by such a force majeure event shall promptly give notice thereof to the other Party and use commercially reasonable efforts to mitigate the impact of and to overcome the effects of the force majeure event.

i.Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado without regard to its conflicts of laws provisions.

j.Dispute Resolution. The Parties shall negotiate in good faith to resolve any claim, dispute, or controversy that may arise in connection with this Agreement. These resolution efforts shall include at least one in-person meeting involving senior representatives of each of Licensor and Licensee having all necessary decision-making authority. If no resolution is reached within thirty (30) days of written notice delivered by either Party that a formal dispute has arisen, each Party agrees that any and all controversies, claims or disputes relating to this Agreement or the subject matter hereof shall be resolved, as the sole and exclusive remedy, through arbitration by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitrator shall have the power to award any remedies available under Applicable Law. The Parties will bear equally the administrative fees and hearing fees of JAMS and the arbitrator, provided that the arbitrator shall award reimbursement for such fees and attorneys’ fees and costs to the prevailing party, except as prohibited by law. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Denver, Colorado. Nothing in this Agreement shall prevent either Party from seeking a temporary restraining order, preliminary injunction, or other provisional relief pending the outcome of the process covered by this provision from the courts described in this Section 13(j).

k.No Third Party Beneficiaries. Unless otherwise expressly provided, no provision of this Agreement shall give any rights, remedies, or other benefits to any person or entity other than Licensor and Licensee.

l.Entire Agreement. This Agreement (including all exhibits hereto and all purchase orders, invoices, and related documents contemplated hereby) constitutes the entire agreement and final understanding of the Parties with respect to the subject matter hereof and supersedes and terminates any and all prior and/or contemporaneous negotiations, representations, understandings, discussions, offers, and/or agreements between the Parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This Agreement may not be amended or otherwise changed in any way except by a written instrument which specifically identifies the intended amendment or other change signed by both Licensor and Licensee. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement.

LICENSOR:		LICENSEE:

INDUS LF LLC		MEDICINE MAN TECHNOLOGIES, INC.

By:	/s/ Mark Ainsworth	By:	/s/ Daniel R. Pabon
Name:	Mark Ainsworth	Name:	Daniel R. Pabon
Title:	Chief Executive Officer	Title:	General Counsel

Schedule 1 – Product Descriptions

Products

[intentionally omitted]

EXHIBIT A

LICENSED PRODUCTS, PACKAGING, SOP’S, ETC

[intentionally omitted]